Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS
FOR ITS SECOND QUARTER ENDED JUNE 30, 2017

Company to Host Quarterly Conference Call at 9:00 A.M. on August 9, 2017

St. Petersburg, FL - August 8, 2017: United Insurance Holdings Corp. (NASDAQ: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today reported its financial results for the second quarter ended June 30, 2017.

($ in thousands, except per share)	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2017	2016	Change	2017	2016	Change
Gross premiums written	$352,347	$210,756	67.2%	$521,189	$346,712	50.3%
Gross premiums earned	$261,584	$164,585	58.9%	$443,649	$311,087	42.6%
Net premiums earned	$159,618	$114,179	39.8%	$266,801	$215,549	23.8%
Total revenues	$178,073	$120,921	47.3%	$300,706	$228,482	31.6%
Earnings before income tax	$12,650	$15,210	(16.8)%	$18,588	$19,540	(4.9)%
Net income	$7,257	$9,841	(26.3)%	$11,156	$12,792	(12.8)%
Net income per diluted share	$0.17	$0.45	(62.2)%	$0.35	$0.59	(40.7)%

Reconciliation of net income to operating income:
Plus: Merger expenses, net of tax	$4,383	$399	998.5%	$4,481	$447	902.5%
Plus: Non-cash amortization of intangible assets, net of tax	$7,407	$2,261	227.6%	$8,573	$2,710	216.3%
Less: Realized gains (losses), net of tax	$(86)	$66	(230.3)%	$(314)	$242	(229.8)%
Operating income	$19,133	$12,435	53.9%	$24,524	$15,707	56.1%
Operating income per diluted share	$0.46	$0.57	(19.3)%	$0.77	$0.73	5.5%

Book value per share				$12.39	$11.97	3.5%

"This was our first quarter of operations as a combined company with AmCo, and we are already seeing some of the scale and diversification benefits we expected from the merger," said John Forney, President & CEO of UPC Insurance. "Our team is working hard to make sure we realize all the upside inherent in this combination in the coming months and years."

Operating Return on Equity

Operating Return on Equity (see calculation below) is a ratio we calculate using non-GAAP measures. It is calculated by dividing the operating income for the most recent twelve months by the average shareholders’ equity for the most recent twelve months. Operating income is an after-tax non-GAAP measure that we calculate by excluding the effect of non-cash amortization of intangible assets, non-recurring expenses such as merger-related professional fees, and realized gains or losses on our investment portfolio from net income. In the opinion of the Company’s management, operating income, operating income per share and operating return on equity are meaningful indicators of our underwriting and operating results, since the excluded items are not necessarily indicative of operating trends. Internally, the Company’s management uses operating income, operating income per share and operating return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis. The following table reconciles operating return on equity to return on equity, the most directly comparable GAAP measure.

($ in thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net income	$7,257	$9,841	$11,156	$12,792
Return on equity based on GAAP net income (1)	9.1%	16.4%	7.0%	10.7%

Operating income	$19,133	$12,435	$24,524	$15,707
Operating return on equity (1)	24.1%	20.7%	15.4%	13.1%
(1) Return on equity is calculated on an annualized basis.

The calculation of the Company's underlying combined loss ratios are shown below.

($ in thousands, except per share)	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2017	2016	Change		2017	2016	Change
Loss ratio, net(1)	54.5%	54.8%	(0.3	) pts	56.3%	58.9%	(2.6	) pts
Expense ratio, net(2)	48.7%	37.7%	11.0	pts	48.9%	38.0%	10.9	pts
Combined ratio (CR)(3)	103.2%	92.5%	10.7	pts	105.2%	96.9%	8.3	pts
Effect of current year catastrophe losses on CR	13.7%	3.3%	10.4	pts	12.1%	8.7%	3.4	pts
Effect of prior year (favorable) development on CR	(0.8)%	0.4%	(1.2	) pts	(0.7)%	1.7%	(2.4	) pts
Effect of ceding commission income on CR	6.6%	0.8%	5.8	pts	7.5%	0.8%	6.7	pts
Underlying combined ratio(4)(5)	83.7%	88.0%	(4.3	) pts	86.3%	85.7%	0.6	pts
(1) Loss ratio, net is calculated as losses and loss adjustment expenses (LAE) relative to net premiums earned.
(2) Expense ratio, net is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
(3) Combined ratio is the sum of the loss ratio, net and expense ratio, net.
(4) Underlying combined ratio, a measure that is not based on U.S. generally accepted accounting principles (GAAP), is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.
(5) Included in both the expense ratio and the combined ratio is $18.1 million and $20.1 million for the three and six months ended June 30, 2017, respectively, and $4.1 million and $4.9 million for the three and six months ended June 30, 2016, respectively, of merger professional fees and amortization expense predominately associated with the AmCo merger. Excluding these additional expenses, the Company would have reported an underlying combined ratio of 72.3% and 78.8% for the three and six months ended June 30, 2017, respectively, and 84.4% and 83.4% for the three and six months ended June 30, 2016, respectively.

Quarterly Financial Results

Net income for the second quarter of 2017 was $7.3 million, or $0.17 per diluted share, compared to net income of $9.8 million, or $0.45 per diluted share for the second quarter of 2016. The decrease in net earnings was primarily due to the increase in catastrophe losses for the second quarter of 2017 compared to the second quarter of 2016.

The Company's total gross written premium increased by $141.6 million, or 67.2%, to $352.3 million for the second quarter of 2017 from $210.8 million for the second quarter of 2016, primarily reflecting the Company's merger with AmCo Holdings Company (AmCo) on April 3, 2017, as well as organic growth in new and renewal business generated in the Company's Gulf and Florida regions. The breakdown of the quarter-over-quarter changes in both direct and assumed written premiums by region and gross written premium by line of business are shown in the table below.

($ in thousands)	Three Months Ended June 30,
	2017	2016	Change	Growth %
Direct Written and Assumed Premium by Region (1)
Florida	$199,736	$110,381	$89,355	81.0%
Gulf	56,622	42,991	13,631	31.7
Northeast	40,842	32,103	8,739	27.2
Southeast	25,088	24,240	848	3.5
Total direct written premium by region	322,288	209,715	112,573	53.7%
Assumed premium (2)	30,059	1,041	29,018	2,787.5
Total gross written premium by region	$352,347	$210,756	$141,591	67.2%

Gross Written Premium by Line of Business
Personal property	$235,132	$203,634	$31,498	15.5%
Commercial property	117,215	7,122	110,093	1,545.8
Total gross written premium by line of business	$352,347	$210,756	$141,591	67.2%
(1) Each region is comprised of the following states: Gulf includes Hawaii, Louisiana and Texas, Northeast includes Connecticut, Massachusetts, New Jersey, New York and Rhode Island, and Southeast includes Georgia, North Carolina and South Carolina.
(2) Assumed premium written for 2017 includes commercial property business assumed from an unaffiliated insurer and 2016 premium assumed includes homeowners business from Citizens Property Insurance Corporation and the Texas Windstorm Insurance Association.

Loss and LAE increased by $24.3 million, or 38.9%, to $86.9 million for the second quarter of 2017 from $62.6 million for the second quarter of 2016. Loss and LAE expense as a percentage of net earned premiums decreased 0.3 points to 54.5% for the quarter, compared to 54.8% for the same period last year. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the quarter would have been 25.4%, a decrease of 10.1 points from 35.5% during the second quarter of 2016.

Policy acquisition costs increased by $17.6 million, or 68.4%, to $43.3 million for the second quarter of 2017 from $25.7 million for the second quarter of 2016. These costs vary directly with changes in gross premiums earned and were generally consistent with the Company's growth in premium production and higher average market commission rates outside of Florida.

Operating expenses increased by $0.5 million, or 7.6%, to $6.3 million for the second quarter of 2017 from $5.8 million for the second quarter of 2016, primarily due to increased costs related to the Company's ongoing growth.

General and administrative expenses increased by $16.7 million, or 145.1%, to $28.2 million for the second quarter of 2017 from $11.5 million for the second quarter of 2016, primarily due to non-recurring merger expenses and amortization costs related to the merger with AmCo.

Combined Ratio Analysis

The calculation of the Company's underlying loss ratios is shown below.

($ in thousands)	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2017	2016	Change		2017	2016	Change
Loss and LAE	$86,938	$62,611	$24,327		$150,271	$126,869	$23,402
% of Gross earned premiums	33.2%	38.0%	(4.8	) pts	33.9%	40.8%	(6.9	) pts
% of Net earned premiums	54.5%	54.8%	(0.3	) pts	56.3%	58.9%	(2.6	) pts
Less:
Current year catastrophe losses	$21,798	$3,720	$18,078		$32,410	$18,776	$13,634
Prior year reserve (favorable) development	(1,264)	490	(1,754)		(1,790)	3,676	(5,466)
Underlying Loss and LAE (1)	$66,404	$58,401	$8,003		$119,651	$104,417	$15,234
% of Gross earned premiums	25.4%	35.5%	(10.1	) pts	27.0%	33.6%	(6.6	) pts
% of Net earned premiums	41.6%	51.1%	(9.5	) pts	44.8%	48.5%	(3.7	) pts
(1) Underlying Loss and LAE is a non-GAAP financial measure and is reconciled above to Net Loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented can be found in this press release is in the "Definitions of Non-GAAP Measures" section, below.

The calculation of the Company's underlying expense ratios is shown below.

($ in thousands)	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2017	2016	Change		2017	2016	Change
Policy acquisition costs	$43,320	$25,721	$17,599		$78,756	$52,753	$26,003
Operating and underwriting	6,257	5,814	443		12,129	9,768	2,361
General and administrative	28,176	11,497	16,679		39,509	19,430	20,079
Total Operating Expenses	$77,753	$43,032	$34,721		$130,394	$81,951	$48,443
% of Gross earned premiums	29.7%	26.1%	3.6	pts	29.4%	26.3%	3.1	pts
% of Net earned premiums	48.7%	37.7%	11.0	pts	48.9%	38.0%	10.9	pts
Less:
Ceding commission income	$10,562	$946	$9,616		$20,094	$1,765	$18,329
Merger expenses and amortization	18,138	4,092	14,046		20,083	4,857	15,226
Underlying Expense (1)	$49,053	$37,994	$11,059		$90,217	$75,329	$14,888
% of Gross earned premiums	18.8%	23.1%	(4.3	) pts	20.3%	24.2%	(3.9	) pts
% of Net earned premiums	30.7%	33.3%	(2.6	) pts	33.8%	34.9%	(1.1	) pts
(1) Underlying Expense is a non-GAAP financial measure and is reconciled above to total operating expenses, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Reinsurance Costs as a % of Earned Premium

Excluding the Company's flood business, for which it cedes 100% of the risk of loss, reinsurance costs in the second quarter of 2017 were 37.1% of gross premiums earned compared to 27.8% of gross premiums earned for the second quarter of 2016. Ceded earned premiums related to the Company's quota share reinsurance program that launched on December 1, 2016 were $43.7 million or 8.0% of the 9.3% increase to reinsurance costs as a percentage of gross premiums earned in the current quarter compared to the second quarter last year. The remaining 1.3% increase is related to our catastrophe reinsurance program.

Investment Portfolio Highlights

The Company's cash and investment holdings totaled $1.0 billion at June 30, 2017 compared to $679.3 million at December 31, 2016. UPC Insurance's cash and investment holdings consist of investments in U.S. Government and agency securities, corporate debt and 100% investment grade money market instruments. Fixed maturities represented approximately 91.4% of total investments at June 30, 2017 with a modified duration of 3.8 years compared to 93.5% at December 31, 2016 and a modified duration of 3.7 years.

Book Value Analysis

Book value per share increased 11.1% from $11.15 at December 31, 2016, to $12.39 at June 30, 2017 and underlying book value per share increased 10.3% from $11.11 at December 31, 2016 to $12.25 at June 30, 2017. An increase in the Company's retained earnings, along with an increase in paid in capital as a result of the AmCo merger, drove the increase in our book value per share and underlying book value per share. The increase in accumulated other comprehensive income, as shown in the table below, also impacted our underlying book value per share.

($ in thousands, except for per share data)	June 30,	December 31,
	2017	2016
Book Value per Share
Numerator:
Common shareholders' equity	$529,462	$241,327
Denominator:
Total Shares Outstanding	42,741,004	21,646,614
Book Value Per Common Share	$12.39	$11.15

Book Value per Share, Excluding the Impact of Accumulated Other Comprehensive Income (AOCI)
Numerator:
Common shareholders' equity	$529,462	$241,327
Accumulated other comprehensive income	5,985	822
Shareholders' Equity, excluding AOCI	$523,477	$240,505
Denominator:
Total Shares Outstanding	42,741,004	21,646,614
Underlying Book Value Per Common Share(1)	$12.25	$11.11
(1) Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Quarterly Cash Dividend

The Company today announced that its Board of Directors declared a cash dividend of $0.06 per share of common stock outstanding, payable in cash on August 28, 2017 to shareholders of record on August 21, 2017.

Definitions of Non-GAAP Measures

We believe that investors' understanding of the Company's performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Combined ratio excluding the effects of current year catastrophe losses, reserve development, and ceding commission income earned (underlying combined ratio) is a non-GAAP ratio, which is computed by subtracting the effect of current year catastrophe losses, prior year development and ceding commission income earned related to our quota share reinsurance agreement from the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our business that may be obscured by current year catastrophe losses, losses from lines in run-off and prior year development. Current year catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. Ceding commission income compensates the Company for expenses it incurs in generating the premium ceded under our quota share reinsurance agreement. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance. The most direct comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall profitability of our business.

Net Loss and LAE excluding the effects of current year catastrophe losses and reserve development (underlying Loss and LAE) is a non-GAAP measure which is computed by subtracting current year catastrophe losses and prior year reserve development from Loss and LAE. We use underlying loss and LAE figures to analyze our loss trends that may be impacted by current year catastrophe losses and prior year development on our reserves. As discussed previously, these two items can have a significant impact on our loss trend in a given period. The most direct comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net losses and LAE and does not reflect the overall profitability of our business.

Net Operating Expense excluding the effects of ceding commission income earned, merger expenses, and amortization of intangible assets (underlying expense) is a non-GAAP measure which is computed by subtracting ceding income earned related to our quota share reinsurance agreement, merger expenses and amortization from operating expenses. Ceding commission income compensates the Company for expenses it incurs in generating the premium ceded under our quota share reinsurance agreement. Merger expenses are directly related to past mergers and are not reflective of current period operating performance. Similarly, amortization expense is related to the amortization of intangible assets acquired through merger and therefore the expense does not arise through normal operations. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance. The most direct comparable GAAP measure is net expense ratio. The underlying expense measure should not be considered a substitute for the net expense ratio and does not reflect the overall profitability of our business.

Book value per share, excluding the impact of accumulated other comprehensive income (underlying book value per share), is a ratio that uses a non-GAAP measure. It is calculated by dividing common shareholders' equity after excluding accumulated other comprehensive income by total common shares outstanding plus dilutive potential common shares outstanding. We use the trend in book value per common share, excluding the impact of accumulated other comprehensive income, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. We believe the non-GAAP ratio is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic and financial factors which are not influenced by management. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income, should not be considered a substitute for book value per common share, and does not reflect the recorded net worth of our business.

Conference Call Details

Date and Time:    August 9, 2017 - 9:00 A.M. ET

Participant Dial-In:    (United States): 877-407-8829
(International): 201-493-6724

Webcast:	To listen to the live webcast, please go to www.upcinsurance.com (Investor Relations) and click on the conference call link, or go to: http://upcinsurance.equisolvewebcast.com/q2-2017

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services residential property and casualty insurance policies using a network of independent agents and a group of wholly owned insurance subsidiaries. The Company currently writes policies in Connecticut, Florida, Georgia, Hawaii, Louisiana, Massachusetts, New Jersey, New York, North Carolina, Rhode Island, South Carolina and Texas, and is licensed to write in Alabama, Delaware, Maryland, Mississippi, New Hampshire, and Virginia. UPC Insurance also has a commercial residential product in Florida. The Company’s commercial presence was further expanded by the merger with Florida’s largest commercial property writer, American Coastal Insurance Company. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims. UPC Insurance is committed to financial stability and solvency.

Forward-Looking Statements

Statements in this press release, the conference call identified above, and otherwise, that are not historical facts are “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words such as “may,” “will,” “expect,” "endeavor," "project," “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative variations thereof or comparable terminology are intended to identify forward-looking statements. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and, except as required by applicable law, we undertake no obligation to update or revise any forward-looking statement.

 ### #### ###

CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
Jessica Strathman		Adam Prior
SEC Reporting Manager		Senior Vice-President
(727) 895-7737 / jstrathman@upcinsurance.com		(212) 836-9606 / aprior@equityny.com

Consolidated Statements of Comprehensive Income
In thousands, except share and per share amounts

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
REVENUE:
Gross premiums written	$352,347	$210,756	$521,189	$346,712
Increase in gross unearned premiums	(90,763)	(46,171)	(77,540)	(35,625)
Gross premiums earned	261,584	164,585	443,649	311,087
Ceded premiums earned	(101,966)	(50,406)	(176,848)	(95,538)
Net premiums earned	159,618	114,179	266,801	215,549
Investment income	4,637	2,727	7,588	5,123
Net realized gains (losses)	(132)	102	(483)	372
Other revenue	13,950	3,913	26,800	7,438
Total revenues	$178,073	$120,921	$300,706	$228,482
EXPENSES:
Losses and loss adjustment expenses	86,938	62,611	150,271	126,869
Policy acquisition costs	43,320	25,721	78,756	52,753
Operating expenses	6,257	5,814	12,129	9,768
General and administrative expenses	28,176	11,497	39,509	19,430
Interest expense	752	116	1,511	191
Total expenses	165,443	105,759	282,176	209,011
Income before other income	12,630	15,162	18,530	19,471
Other income	20	48	58	69
Income before income taxes	12,650	15,210	18,588	19,540
Provision for income taxes	5,393	5,369	7,432	6,748
Net income	$7,257	$9,841	$11,156	$12,792
OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains on investments	4,106	7,420	7,837	13,800
Reclassification adjustment for net realized investment losses (gains)	132	(102)	483	(372)
Income tax expense related to items of other comprehensive income	(1,615)	(2,713)	(3,157)	(5,074)
Total comprehensive income	$9,880	$14,446	$16,319	$21,146

Weighted average shares outstanding
Basic	41,799,041	21,423,739	31,691,267	21,385,220
Diluted	42,028,013	21,631,077	31,914,559	21,584,287

Earnings per share
Basic	$0.17	$0.46	$0.35	$0.60
Diluted	$0.17	$0.45	$0.35	$0.59

Dividends declared per share	$0.06	$0.06	$0.12	$0.11

Consolidated Balance Sheets
In thousands, except share amounts

	June 30, 2017	December 31, 2016
ASSETS
Investments available for sale, at fair value:
Fixed maturities	$716,183	$494,516
Equity securities	59,431	28,398
Other investments	7,848	5,733
Total investments	$783,462	$528,647
Cash and cash equivalents	254,171	150,688
Accrued investment income	5,142	3,735
Property and equipment, net	19,623	17,860
Premiums receivable, net	93,401	38,883
Reinsurance recoverable on paid and unpaid losses	69,824	24,028
Prepaid reinsurance premiums	364,156	132,564
Goodwill	59,679	14,254
Deferred policy acquisition costs	94,865	65,473
Intangible assets	64,948	12,371
Other assets	12,000	11,183
Total Assets	$1,821,271	$999,686
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$204,694	$140,855
Unearned premiums	578,587	372,223
Reinsurance payable	332,011	99,891
Other liabilities	122,752	91,215
Notes payable	53,765	54,175
Total Liabilities	$1,291,809	$758,359
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 42,953,087 and 21,858,697 issued; 42,741,004 and 21,646,614 outstanding, respectively	4	2
Additional paid-in capital	375,029	99,353
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive income	5,985	822
Retained earnings	148,875	141,581
Total Stockholders' Equity	$529,462	$241,327
Total Liabilities and Stockholders' Equity	$1,821,271	$999,686